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                                  [Letterhead]

August 21, 1996

Ladies and Gentlemen
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Dear Ladies and Gentlemen:

Subject:  ORGANIK TECHNOLOGIES, INC.

We have read Item 4 of Organik Technologies, Inc. Form 8-K dated August 15, 1996 and are in agreement with the statements contained in paragraph 4(a) therein.

Yours very truly,



/s/ Price Waterhouse LLP